AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of the 24th day of May, 1996, is made by and between CRESTAR BANK, a Virginia banking corporation (the Lender), ELDYNE, INC., a California corporation (Eldyne), UNIDYNE CORPORATION, a Virginia corporation (Unidyne), DCS ACQUISITION SUB, INC., a Delaware corporation (DCS), and any Subsidiary that subsequently becomes a party to this Agreement in accordance with the provisions set forth below (with Eldyne, Unidyne, DCS and any such Subsidiary being referred to collectively as the Borrowers, and individually, a Borrower).
                            RECITALS
  A.   The Lender, Eldyne, Unidyne and Diversified Control
                           Systems
L.L.C., a Nevada limited liability company (DCS LLC), are parties to a Loan and Security Agreement, dated as of February 8, 1995 (as amended to the date hereof, the Original Agreement).
     B.   Pursuant to the Agreement and Plan of
Reorganization of Eldyne, Inc., dated as of April 19, 1996 (the Eldyne Acquisition Agreement) by and among Eldyne, Jack Witt (Witt), ELD Acquisition Sub, Inc., and The Titan Corporation, a Delaware corporation (Titan), Titan has acquired all of the stock of Eldyne. Pursuant to the Agreement and Plan of Reorganization of Unidyne, Inc., dated as of April 19, 1996 (the Unidyne Acquisition Agreement), by and among Unidyne, Witt, UNI Acquisition Sub, Inc., and Titan, Titan has acquired all of the stock of Unidyne. Pursuant to the Asset Purchase Agreement by and among DCS LLC, Witt, DCS and Titan, dated as of April 19, 1996 (the DCS Acquisition Agreement), DCS acquired certain of the assets of, and assumed certain of the liabilities of, DCS LLC. Titan owns all of the stock of DCS.
     C. Titan and the Borrowers desire to continue the credit relationship with the Lender arising out of the Original Agreement, subject to the terms of this Agreement. The Lender has consented to Titan's acquisition of the Borrowers and is willing to continue the credit relationship, subject to the terms of this Agreement.
    D.   The Borrowers have coordinated certain business
                         functions,
including finance, marketing and treasury functions and such coordinated functions include applying for and making use of credit on a joint basis. Each Borrower derives substantial direct and indirect benefits from its relationships with the other Borrowers, including the benefits of enhanced credit availability.
     E.   The Lender has agreed to make the Loans
(hereinafter defined) provided for in this Agreement available to the Borrowers on a group basis such that each Borrower is jointly and severally liable for all amounts owing in connection with the financing, regardless of which Borrower actually receives the Loan proceeds. The Lender is unwilling to provide this or similar financing to the Borrowers on an individual basis. Consequently, the Loans provided by this Agreement would be unavailable to the individual Borrowers unless all participated in concert hereunder.
     F. In light of the foregoing, the Borrowers as separate legal entities have joined together for the purpose of obtaining the benefit of the extensions of credit under this Agreement. All parties to this Agreement acknowledge and agree that the Lender has been induced to enter into this Agreement and to extend credit under this Agreement in reliance upon the joint and several liability of the Borrowers. Each Borrower acknowledges and agrees that it is jointly and severally liable for all borrowings by the group or any of its members under this Agreement, regardless of whether such Borrower receives any portion of the proceeds of a particular borrowing.
 G.   As one of the conditions for extending such credit to
                           all of
the
Borrowers jointly and severally, the Lender has required, and the Borrowers have agreed, that the Borrowers shall grant a perfected lien and security interest in the Collateral of all the Borrowers as described in Section 3.1 of this Agreement.

     Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Lender and the Borrowers agree that the Original Agreement is amended and restated to read in its entirety as follows:

     Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings assigned to them below, which meanings shall be equally applicable to the singular and plural forms of the terms defined.

     "Accounts Receivable" means, collectively, and includes all of the following, whether now owned or hereafter acquired by any Borrower: all property included within the definitions of "accounts," "chattel paper," "documents" and "instruments" set forth in the UCC; all present and future rights to payments for goods sold or leased or for services rendered, whether or not represented by instruments or chattel paper, and whether or not earned by performance; contract rights; all present and future rights to payments for computer software, computer hardware or computer systems sold, leased or licensed; proceeds of any letter of credit of which any Borrower is a beneficiary; all forms of obligations whatsoever owed to any Borrower, together with all instruments and documents of title representing any of the foregoing; all rights in any goods that any of the foregoing may represent; any and all rights in any returned or repossessed goods; and all rights, security and guaranties with respect to any of the foregoing, including, without limitation, any right of stoppage in transit.

     "Acquisition Agreements" means, collectively, the
Eldyne Acquisition Agreement, the Unidyne Acquisition
Agreement and the DCS Acquisition Agreement.

     "Affiliate" means, with respect to any specified
Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of common stock, by contract or otherwise.

     "Aging" means a schedule of all outstanding Receivables
(including separate itemizations of notes and leases) of the Borrowers showing the initial invoice date of each Receivable and the age of the Receivables in intervals of 30 days.

     "Agreement" means this Amended and Restated Loan and Security Agreement, as the same may be amended, modified or supplemented from time to time.

     "Assignment of Claims Act" means, collectively, the Assignment of Claims Act of 1940, as amended, 31 U.S.C.
Section 3727, 41 U.S.C. Section 15, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing.

     "Assumption Agreement" means each Assumption Agreement, substantially in the form of Exhibit A attached to this Agreement, executed by a Subsidiary that becomes a party to this Agreement and the other Loan Documents in accordance with the provisions of Section 8.3 below.

 "Borrowing Base" means, at the time in question, the sum of the
Eldyne Borrowing Base and the Unidyne Borrowing Base.

     "Borrowing Base Certificate" means a certificate of a Borrower containing a computation of the Borrowing Base of such Borrower and certifying that no Default has occurred and is continuing, in form and substance satisfactory to the Lender.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State.
     "Capital Lease" means any lease that has been or should be capitalized on the books of the lessee in accordance with GAAP.
     "Chief Financial Officer" means the Senior Vice President, Chief Financial Officer and Principal Accounting Officer of Titan and each Borrower, or his designee.
     "Closing" means the initial disbursement of the Loans. "Code" means the Internal Revenue Code of 1986, as amended from time to time.
     "Collateral" means, collectively, and includes all Accounts Receivable, Equipment, General Intangibles, Inventory, the Real Estate and all other property of the Borrowers in which a Lien is granted to the Lender pursuant to this Agreement, the Mortgages or any other Loan Document.
     "Covenant Compliance Certificate" means a certificate executed by the Chief Financial Officer substantially in the form of Exhibit B attached to this Agreement, containing a calculation of the financial covenants contained in Section 7 hereof and certifying that no Default has occurred and is continuing.
     "Customer" means any Person obligated on a Receivable. "DCAA" means the Defense Contract Audit Agency and any successor
thereto.

     "Debt" means, collectively, and includes, with respect to any specified Person (a) indebtedness or liability for borrowed money or for the deferred purchase price of property or services; (b) obligations as a lessee under a Capital Lease; (c) obligations to reimburse the issuer of letters of credit or acceptances; (d) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss; (e) obligations under interest rate swap agreements or similar agreements; and (f) obligations secured by any Lien on property owned by the specified Person, whether or not the obligations have been assumed.

     "Default" means any Event of Default or any event that, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

 "EBIDA" means, for any Borrower for any fiscal period, the
                           sum of
(a) Net Income of such Borrower, plus (b) depreciation expense, amortization expense and interest expense (to the extent each is deducted in determining Net Income).

   "EBIT" means, for any Borrower for any fiscal period, Net
Income of such Borrower plus, to the extent deducted to determine Net Income, interest and income tax expense.

 "Eldyne Borrowing Base" means, at any time, the sum of (a)
                           85% of
Eligible Billed Government Receivables of Eldyne, plus (b)
75% of Eligible Billed Commercial Receivables of Eldyne.

     "Eldyne Sublimit" means $3,000,000.

     "Eligible Billed Commercial Receivables" means Eligible Billed Receivables that do not arise out of a prime contract between the
Government and Eldyne or Unidyne which has been assigned to the Lender pursuant to the Assignment of Claims Act.
     "Eligible Billed Government Receivables" means Eligible Billed Receivables that (a) arise out of a prime contract between the Government and Eldyne or Unidyne, (b) have been assigned directly to the Lender pursuant to the Assignment of Claims Act, and (c) do not arise out of a classified contract.
     "Eligible Billed Receivables" means Eligible
Receivables that have been billed to the appropriate Customer and are aged less than 90 days from the date of the initial invoice. For the purposes of this definition, the term "initial invoice" shall mean the first invoice relating to the applicable goods shipped or services rendered, and not any subsequent invoice relating thereto.
     "Eligible Receivables" means Accounts Receivable of Eldyne or Unidyne (a) that represent valid obligations incurred by a Customer for goods shipped or delivered or services completed under valid contracts of sale, lease or service that have been formally awarded to such Borrower and for which all required contract documents have been executed by the Customer and such Borrower and, in the case of Accounts Receivable owed by the Government, for which funds have been appropriated and allocated; (b) on which the Customer is not Titan, another Borrower, an Affiliate or Subsidiary of a Borrower or an Affiliate or Subsidiary of Titan; (c) with respect to which such Borrower has no knowledge or notice of any inability of the Customer to make full payment; (d) from the face amounts of which have been deducted all payments, setoffs, amounts subject to adverse claims made in writing to such Borrower, contractual allowances, bad debt reserves and other credits applicable thereto; (e) that are subject to no Liens other than those permitted by this Agreement; (f) that continue to be in full conformity with the representations and warranties made by such Borrower to the Lender in this Agreement; (g) with respect to which the Lender is and continues to be satisfied with the credit standing of the Customer; (h) on which the Customer is not a creditor of such Borrower; (i) on which the Customer is not a foreign government or an entity organized and existing under the laws of a country other than the United States; (j) in which the Lender has a perfected, first priority security interest; (k) that are payable in United States dollars in the United States; (l) that are not evidenced by notes; (m) that are not in dispute; and (n) that do not arise out of a bill and hold sale, a guaranteed sale, a sale and return, a sale on approval or a consignment transaction; provided, however, and without limiting any other provisions of this Agreement with respect to the exclusion of Receivables from the category of Eligible Receivables and the Borrowing Base, that (1) if the Lender reasonably determines that the collectibility of any Receivable makes it unacceptable for inclusion in the Borrowing Base and gives written notice to such Borrower indicating the reasons for such determination, then such Receivable shall thereafter be excluded from the category of Eligible Receivables, (2) if more than 50% of the aggregate face amount of Receivables owed by a Customer are aged more than 89 days from the dates of the initial invoices, then all Receivables owed by such Customer shall be included in a separate line item on the Borrowing Base Certificate and, at the Lender's option, shall be excluded from the category of Eligible Receivables, and (3) in no case shall Eligible Receivables include any Accounts Receivable representing or arising out of retainages due more than 30 days from the date of determination, holdbacks, revenues recognized or costs incurred in excess of approved or allowed reimbursement rates, cost overruns, unauthorized work or work beyond the scope of a contract, rebillings or contracts secured by surety bonds.
     "Equipment" means, collectively, and includes all of the following, whether now owned or hereafter acquired by any Borrower: all items that are included within the definitions of "equipment" and "fixtures" as set forth in the UCC, including, without limitation, computer software, computer hardware, computer systems, furniture, machinery, vehicles and trade fixtures, together with any and all accessories, accessions, parts and appurtenances thereto, substitutions therefor and replacements thereof.
    "Equipment Loan" means the loan made by the Lender to
                           Unidyne
pursuant to Section 2.3.

     "Equipment Note" means a promissory note, in form and substance acceptable to the Lender, made by the Borrowers in the principal amount of the Equipment Loan, and payable to the Lender, as such note may be amended, modified, supplemented or replaced from time to time.
     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     "Event of Default" means any of the events specified as an "Event of Default" under this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
    "GAAP" means generally accepted accounting principles
                        consistently
applied.

     "General Intangibles" means collectively and includes all of the following, whether now owned or hereafter acquired by any Borrower: all property that is included within the definition of "general intangibles" as set forth in the UCC; choses in action, causes of action and all other intangible property of every kind and nature, including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, good will, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights of claims against carriers and shippers, leases and rights to indemnification.

   "Government" means the United States of America or any
                          agency or
instrumentality thereof.

     "Guarantor" means The Titan Corporation, a Delaware
                        corporation.

     "Guaranty" means a guaranty agreement, in form and substance acceptable to the Lender, from the Guarantor in favor of the Lender, as the same may be amended, modified or supplemented from time to time.

     "Interest Payment Date" means the first day of each calendar month for the Working Capital Loans, and the 15th day of each calendar month for the Mortgage Loan and the Equipment Loan.

     "Inventory" means, collectively, and includes all of the following, whether now owned or hereafter acquired by any Borrower: all property included within the definition of "inventory" set forth in the UCC; all goods, computer software, computer hardware or computer systems held or intended for sale, lease or licensing by any Borrower or furnished or to be furnished under contracts of sale, leasing, licensing or service or used or consumed in the business of any Borrower; and all raw materials, work in process, finished goods, materials and supplies of every nature used or usable in connection with the manufacture, packing, shipping, advertising or sale of any such goods.

  "Leverage Ratio" means for any Borrower at any time, the
                          ratio of
Total Liabilities of such Borrower to Tangible Net Worth of such Borrower.

    "LIBOR" means, as of the date of the Closing and as of the first Business Day of each succeeding calendar month (each, a LIBOR Calculation
Date), the rate at which dollar deposits with a one-month maturity are offered to leading banks in the London interbank market at 11:00 a.m. two business days prior to the LIBOR Calculation Date, based on quotations published by Reuters or The Wall Street Journal, plus adjustments (expressed as a percentage) for reserve requirements, deposit insurance premium assessments, broker's commissions and other regulatory costs as determined by the Lender's Funds Management Division in its sole discretion.
     "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capital Lease and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).
     "Loans" means the Working Capital Loans, the Mortgage Loan and the Equipment Loan to be made to the Borrowers by the Lender pursuant to this Agreement.
     "Loan Documents" means this Agreement, the Working Capital Note, the Mortgage Note, the Equipment Note, the Mortgages, the Guaranty, the Subordination Agreement and any other document now or hereafter executed or delivered in connection with the Obligations, in evidence thereof or as security therefor, including, without limitation, any pledge agreement, security agreement, deed of trust, mortgage, promissory note or subordination agreement.
"Mortgage Loan" means the loan made by the Lender to Unidyne pursuant to Section 2.2.

     "Mortgage Note" means a promissory note, in form and substance acceptable to the Lender, made by the Borrowers in the principal amount of the Mortgage Loan and payable to the Lender, as such note may be amended, modified, supplemented or replaced from time to time.

     "Mortgages" means a deed of trust with respect to the Real Estate in Virginia and a mortgage with respect to the Real Estate in Connecticut, each of which shall be in form and substance acceptable to the Lender, and shall create a first Lien against the Real Estate, as either such deed of trust or mortgage may be amended, modified or supplemented from time to time.

     "Net Income" means for any Borrower for any fiscal period, consolidated gross revenues less all operating and non-operating expenses, including all charges of a proper character, less extraordinary gains of a non-recurring nature, with all of the foregoing accounting terms being determined in accordance with GAAP.

  "Notes" means the Working Capital Note, the Mortgage Note
                           and the
Equipment Note.

     "Obligations" means the Working Capital Loans, the Mortgage Loan, the Equipment Loan, the Notes, all indebtedness and obligations of the Borrowers under this Agreement and the other Loan Documents, as well as all other obligations, indebtedness and liabilities of the Borrowers to the Lender, now existing or hereafter arising, of every kind and description, whether or not evidenced by notes or other instruments, and whether such obligations, indebtedness and liabilities are direct or indirect, fixed or contingent, liquidated or unliquidated, due or to become due, secured or unsecured, joint, several or joint and several, related or unrelated to the Loans, similar or dissimilar to the indebtedness arising out of this Agreement, of the same or a different class of indebtedness as the indebtedness arising out of this Agreement, including, without limitation, any overdrafts in any deposit account maintained by any Borrower with the Lender, all obligations of any Borrower with respect to letters of credit issued by the Lender for the account of any Borrower, any indebtedness of any Borrower that is assigned to the Lender and any indebtedness of any Borrower to any assignee of this Agreement.

    "PBGC" means the Pension Benefit Guaranty Corporation
                         established
under ERISA.

     "Permitted Acquisition" means any transaction in which a Borrower or a Subsidiary acquires all or substantially all of the assets or outstanding capital stock of any Person or merges or consolidates with any Person, provided that (a) after giving effect thereto, no Default shall occur, (b) the surviving entity, if not a Borrower, shall become a Borrower under the terms of this Agreement within five Business Days after the consummation of such transaction, (c) such transaction must be approved by the Lender, which approval shall be subject to the review by the Lender of all documentation and financial analysis related to the transaction as the Lender shall reasonably require, and shall be granted or denied within 30 Business Days after the Lender has received such documentation and analysis.

     "Person" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     "Prime Rate" means the rate of interest established and announced from time to time by the Lender as its Prime Rate, it being understood and agreed that the Prime Rate is used as a reference for fixing the lending rate on commercial loans and is not necessarily the lowest or most favorable rate of interest charged by the Lender on such loans.

     "Pro-Rated Current Maturities" means, for any Borrower, as of the last day of a fiscal quarter, the current maturities of long-term Debt of such Borrower then outstanding, as determined in accordance with GAAP, multiplied by a fraction, the numerator of which is the number of fiscal quarters of the current fiscal year then ended and the denomination of which is four.

     "Real Estate" means the office and warehouse facilities of Unidyne (a) of approximately 37,200 square feet of base floor area and 6,050 square feet of office space located on
3.96 acres of land on Princess Anne Road in Norfolk, Virginia, and (b) of approximately 18,348 square feet of base floor area and 6,523 square feet of office space located on 1.27 acres of land in East Lyme, Connecticut.

 "Receivables" means the Accounts Receivable and the General
Intangibles.

     "Regulatory Change" means any change, after the date of this Agreement, in any federal or state laws, rules and regulations, or interpretations thereof, or the adoption after the date of this Agreement of any rules, interpretations, directives or requests, applying to a class of financial institutions including the Lender, under any federal or state laws or regulations by any court or regulatory authority charged with the interpretation or administration thereof.

     "State" means the Commonwealth of Virginia.

     "Subordinated Unidyne Debt" means the Debt of Unidyne to Eldyne that is subordinated to the Obligations of Unidyne pursuant to the terms of the Subordination Agreement.

     "Subordination Agreement" means the Subordination
Agreement, dated
as
of May 24, 1996, by and among Eldyne, Unidyne and the Lender, as the same may be amended, modified or supplemented from time to time.

     "Subsidiary" means a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Borrowers or any one or more of them.

  "Tangible Net Worth" means for any Borrower, at any date,
                           (a) all
amounts that, in accordance with GAAP, would be included under stockholders' equity on the balance sheet of such Borrower at such time, plus (b) in the case of Unidyne, the Subordinated Unidyne Debt, and in the case of Eldyne, the redeemable preferred stock minus (c) amounts carried on the books of such Borrower for (1) any write-up in the book value of any assets resulting from a revaluation thereof subsequent to the date of this Agreement, or in connection with the Acquisition Agreements; (2) treasury stock; (3) unamortized debt discount expense; (4) any cost of investments in excess of the value of net assets acquired at any time of acquisition; (5) loans or advances to, or Receivables or accruals due from, another Borrower, the Guarantor or any Affiliate or Subsidiary of the Guarantor or such Borrower (other than Receivables arising in the ordinary course of business, payable within 90 days, pursuant to which there is a prime contractor and subcontractor relationship on a Government contract), or directors, officers, employees or shareholders of such Borrower, any Affiliate of such Borrower or any Subsidiary;
(6) unmarketable securities; and (7) patents, patent applications, copyrights, trademarks, trade names, good will, research and development costs, organizational expenses, capitalized software costs and other like intangibles.

     "Termination Date" means December 31, 1996, and any extension or extensions thereof granted by the Lender in its sole discretion.

     "Total Liabilities" means, for any Borrower at any date, the liabilities of the Borrower (including tax and other proper accruals), computed in accordance with GAAP.

     "UCC" means the Uniform Commercial Code as adopted in

the State, and all amendments thereto.

     "Unidyne Borrowing Base" means, at any time, the sum of

(a) 85% of Eligible Billed Government Receivables of

Unidyne, plus (b) 75% of Eligible Billed Commercial

Receivables of Unidyne.

     "Unidyne Sublimit" means $4,000,000.

     "Unused Fee Percentage" means 3/8 of 1% per annum.

     "Working Capital Limit" means $7,000,000.

     "Working Capital Loans" means the loans made to Unidyne and Eldyne by the Lender pursuant to Section 2.1.




     "Working Capital Note" means a promissory note, in form and substance satisfactory to the Lender, made by the Borrowers in the principal amount of $7,000,000 and payable to the Lender, as such note may be amended, modified, supplemented or replaced from time to time.

     Section 2.     Loans.
     Section 2.1.   Working Capital Loans.
          (a) Subject to the terms and conditions of this Agreement, the Lender agrees to make Working Capital Loans to Eldyne and Unidyne from time to time until the Termination Date in an aggregate principal amount not to exceed the Working Capital Limit at any one time outstanding. Up to the Working Capital Limit, Eldyne and Unidyne may borrow, repay without penalty and re-borrow hereunder from the date of this Agreement until the Termination Date; provided, however, that no Working Capital Loan will be disbursed by the Lender if, after such disbursement, the aggregate principal amount of the Working Capital Loans would exceed the Borrowing Base.
          (b)  In addition to the foregoing limits set forth in
Section 2.1(a), unless the Lender otherwise agrees (which it shall have no obligation to do), the outstanding Working Capital Loans (1) made to Eldyne shall not exceed at any time the lesser of the Eldyne Sublimit or the Eldyne Borrowing Base, and (2) made to Unidyne shall not exceed at any time the lesser of the Unidyne Sublimit or the Unidyne Borrowing Base.

          (c) The Borrowers shall immediately prepay the Working Capital Loans to the extent that the aggregate unpaid principal balances of the Working Capital Loans at any time exceed the Borrowing Base, the Working Capital Limit or any of the applicable limits specified in Section 2.1(b). The Borrowers acknowledge that as of the date hereof, the outstanding amount of Working Capital Loans of Eldyne is $2,001,500 and the outstanding amount of Working Capital Loans to Unidyne is $1,986,000.

          (d) The proceeds of the Working Capital Loans shall be used for short-term working capital purposes and no other purpose. At Closing, the initial Working Capital Loans shall be used to repay the loans made to the Borrowers pursuant to Sections 2.1 and 2.2 of the Original Agreement.

          (e) Eldyne or Unidyne may request that a Working Capital Loan be made, which request may be in writing or by telephone and made or signed by those individuals designated by such Borrowers from time to time, in written instruments delivered to the Lender, as authorized to make such requests (a "Request"); provided, however, that the Borrowers shall remain liable with respect to any Working Capital Loan disbursed by the Lender in good faith hereunder, even if such Working Capital Loan is requested by an individual who has not been so designated. Any Request must be received by the Lender no later than 2:00 p.m. (Washington, D.C. time) on the date on which the Working Capital Loan is to be made. Requests made by telephone shall be confirmed in writing and delivered to the Lender within five Business Days after the date of the request. The proceeds of the Working Capital Loans shall be credited to a deposit account maintained with the Lender by the applicable Borrower. Each Borrower agrees to confirm in writing from time to time, when and as requested by the Lender, the purpose for which the proceeds of each Working Capital Loan were used.

          (f) The unpaid principal balance of the Working Capital Loans shall bear interest at a rate per annum equal to LIBOR plus 2.75%. The interest rate on the Working Capital Loans shall be adjusted on the first Business Day of each calendar month based on LIBOR in effect as of such first Business Day. Payments of interest on each Working Capital Loan shall be made on each Interest Payment Date, beginning on the Interest Payment Date next succeeding the date of disbursement of such Working Capital Loan.

          (g) The obligation of the Borrowers to repay the Working Capital Loans, together with interest thereon, shall be evidenced by the
Working Capital Note. The unpaid principal balance of the Working Capital Note shall be payable on the Termination Date.

          (h) The Borrowers and the Lender from time to time may agree to extend the Termination Date or increase the amount of credit to be provided under this Section 2.1, or both. During any such periods of extension, the remaining terms and conditions of this Agreement shall remain in full force and effect, and the Borrowers shall execute and deliver any amendments or modifications to the Loan Documents as the Lender may require in connection with any such extension or increase. Nothing in this
Section 2.1(h) shall obligate the Lender to grant such extensions or to increase the amount of credit provided under this Section 2.1.
     Section 2.2.   Mortgage Loan.
          (a) Subject to the terms and conditions of this Agreement, the Lender agrees to make the Mortgage Loan to Unidyne in the principal amount of $1,272,745.66. The proceeds of the Mortgage Loan shall be disbursed at Closing and applied to the payment in full of the commercial mortgage loan made to Unidyne by the Lender pursuant to
Section 2.3 of the Original Agreement.
          (b) The unpaid principal balance of the Mortgage Loan shall bear interest at a rate per annum equal to LIBOR plus 2.50%. The interest rate on the Mortgage Loan shall be adjusted on the first Business Day of each calendar month based on LIBOR in effect as of such first Business Day. Payments of interest on the Mortgage Loan shall be made on each Interest Payment Date, beginning on the Interest Payment Date next succeeding the Closing.

          (c) The obligation of the Borrowers to repay the Mortgage Loan shall be evidenced by the Mortgage Note. The principal amount of the Mortgage Loan shall be payable in equal consecutive monthly installments of principal of $4,162.50 each, due on the 15th day of each calendar month commencing on June 15, 1996. If not sooner paid, the Mortgage Loan shall be due and payable in full on February 15, 2000. Partial prepayments of the Mortgage Note shall be applied to installments due thereunder in the inverse order of their maturities. Amounts prepaid with respect to the Mortgage Loan may not be reborrowed.

     Section 2.3.   Equipment Loan.

          (a) Subject to the terms and conditions of this Agreement, the Lender agrees to make the Equipment Loan to Unidyne in the principal amount of $158,123.75.

          (b) The proceeds of the Equipment Loan shall be disbursed at Closing and applied to the payment in full of the equipment loan made to Unidyne by the Lender pursuant to Section 2.4 of the Original
Agreement.

          (c) The unpaid principal balance of the Equipment Loan shall bear interest at a rate per annum equal to LIBOR plus 2.50%. The interest rate on the Equipment Loan shall be adjusted on the first Business Day of each calendar month based on LIBOR in effect as of such first Business Day. Payments of interest on the Equipment Loan shall be made on each Interest Payment Date, beginning on the Interest Payment Date next succeeding the Closing.

          (d) The obligations of the Borrowers to repay the Equipment Loan shall be evidenced by the Equipment Note. The principal amount of the Equipment Note shall be repaid in equal consecutive monthly installments of principal of $5,208.33 each, due on the 15th day of each month, beginning on June 15, 1996. If not sooner paid, the Equipment Loan shall be due and payable in full on February 15, 1999. Partial prepayments of the Equipment Note shall be applied to installments due thereunder in the inverse order of their maturities. Amounts prepaid with respect to the Equipment Loan may not be reborrowed.

     Section 2.4. Fees. The Borrowers agree to pay to the Lender (a) in consideration of the Working Capital Loans, on the first Business Day of each January, April, July and October, commencing with the first such date after the date of this Agreement, and on the Termination Date, a commitment fee equal to the applicable Unused Fee Percentage per annum of the average daily amount of the difference between the Working Capital Limit and the aggregate unpaid principal amount of the Working Capital Loans outstanding on each day during the preceding quarter or portion thereof, which fee shall commence to accrue as of the date of this Agreement; (b) on the date of the Closing, all accrued and unpaid fees due under the Original Agreement; and (c) a $15,000 non-refundable renewal and assumption fee, payable at Closing.

   Section 2.5. Payments and Computations. All payments due under this Agreement (including any payment or prepayment of principal, interest, fees and other charges) or with respect to the Notes or the Loans shall be made in lawful money of the United States of America, in immediately available funds, without defense, setoff or counterclaim, to the Lender at its office at 8245 Boone Boulevard, Vienna, Virginia 22182, or at such other place as the Lender may designate, and shall be applied first to accrued fees, next to accrued late charges, next to accrued interest and then to principal. If any payment of principal, interest or fees is due on a day other than a Business Day, then the due date will be extended to the next succeeding full Business Day and interest and fees will be payable with respect to the extension. If any payment of principal, interest or fees is not made within ten days of its due date, the Borrowers agree to pay to the Lender a late charge equal to 5% of the amount of the payment. Upon the occurrence of an Event of Default and during the continuation of such Event of Default, interest shall accrue on the Loans at a per annum rate of 2% above the rate of interest that otherwise would be applicable. Interest and fees shall be computed on the basis of a year of 360 days and actual days elapsed. The Lender may, but shall not be obligated to, debit the amount of any payment due under this Agreement to any deposit account of any Borrower maintained with the Lender. No setoff, claim, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature that any Borrower has or may have against the Lender (other than the defense of payment) shall be available against the Lender in any suit or action brought by the Lender to enforce this Agreement or any other Loan Document. The foregoing shall not be construed as a waiver by any Borrower of any rights or claims that such Borrower may have against the Lender, but any recovery upon such rights and claims shall be had from the Lender separately, it being the intent of this Agreement and the other Loan Documents that the Borrowers shall be obligated to pay, absolutely and unconditionally, all amounts due hereunder and under the other Loan Documents.

     Section 2.6. LIBOR Option. If the Lender determines in good faith that it is unable to obtain funds in the London interbank market or that LIBOR does not accurately reflect the cost to the Lender of obtaining funds to make the Loans, the Lender shall give written notice of such determination to the Borrowers and the interest rate on such Loans, effective as of the date of such notice, shall be calculated at the Prime Rate plus 1/4% per annum, adjusted daily when and as the Prime Rate is changed.

     Section 3.     Collateral.

     Section 3.1.   Security Interest.

          (a) To secure the Obligations, Eldyne and Unidyne reaffirm the security interest granted by the Original Agreement, and each Borrower grants to the Lender, its successors and assigns, a security interest in the Accounts Receivable, the Equipment, the General Intangibles, and the Inventory, all additions and accessions thereto and replacements thereof, all proceeds and products thereof, all books of account and records, including all computer software relating thereto, all policies of insurance on any property of each Borrower and all proceeds of such policies, all deposits of each Borrower (general or special, time or demand, provisional or final) at any time maintained with or held by the Lender or its Affiliates, including any certificates of deposit, and all instruments, investments or securities held for each Borrower, and all indebtedness owed to each Borrower by the Lender or any of its Affiliates.

          (b) As additional security for the Obligations, Unidyne shall execute, deliver and record modifications to the Mortgages to confirm the first priority against the Real Estate obtained by the Lenders in connection with the Original Agreement. The Mortgage against the Real Estate in Virginia shall secure $1,100,000 of outstanding Obligations, and the Mortgage against the Real Estate in Connecticut shall secure $650,000 of the outstanding Obligations.

     Section 3.2.   Receivables.

          (a) Each Borrower represents and warrants as to each and every Eligible Receivable now existing that: (1) it is a bona fide existing obligation, valid and enforceable against the Customer, for goods sold or leased or services rendered in the ordinary course of business; (2) it is subject to no dispute, defense or offset except as disclosed in writing to the Lender; (3) all instruments, chattel paper and other evidences of indebtedness, issued to any Borrower with respect to any Receivable have been delivered to the Lender, and, together with all supporting documents delivered to the Lender, are genuine, complete, valid and enforceable in accordance with their terms; (4) it is not subject to any discount, allowance or special terms of payment except as disclosed in writing to the Lender or as permitted by Section 3.2(b) below; (5) the security interest in any collateral securing the Receivables is a perfected, first priority security interest; and (6) it is not and shall not be subject to any prohibition or limitation upon assignment. Each Borrower covenants and agrees that each Eligible Receivable arising after the date of this Agreement will be in conformance with the foregoing representations.

          (b) The Borrowers shall immediately notify the Lender of (1) any dispute in excess of $50,000 with a Customer, and (2) the bankruptcy, insolvency, receivership, assignment for the benefit of creditors or suspension of business of any such Customer of which any Borrower has knowledge. No Borrower shall compromise or discount any Receivable without the prior written consent of the Lender except for
(i) ordinary trade discounts or allowances for prompt payment, and (ii) prior to the occurrence of a Default, such compromises or discounts that, after giving effect thereto, will not cause the Borrowing Base to be less than the aggregate unpaid principal balance of the Working Capital Loans and Reducing Revolver Loans then outstanding.

          (c) Upon the occurrence and during the continuation of an Event of Default, if required by the Lender, each Borrower shall establish a lockbox with the Lender and shall direct all Customers to make payments on Receivables to such lockbox by printing such direction on all invoices given to Customers. The Borrowers also shall remit to such lockbox or deliver to the Lender all payments on Receivables received by any Borrower. Such payments shall be remitted or delivered in their original form on the day of receipt. All notes, checks and other instruments so received by any Borrower shall be duly endorsed to the order of the Lender. The payments remitted to the lockbox and all payments delivered to the Lender shall be credited to a cash collateral account maintained by the Lender in the name of the Borrowers over which the Lender shall have the exclusive power of withdrawal. After final collection, funds credited to the cash collateral account shall be applied to the payment of the Obligations. If a Default shall occur and be continuing, then, at the option of the Lender, all funds in the cash collateral account shall be retained in the cash collateral account and be held as security for the Obligations, and funds in the cash collateral account may be applied to the Obligations by the Lender from time to time, whether or not such Obligations are then due.
          (d) Upon the occurrence of a Default, the Lender shall have the right to notify Customers of its security interest in the Receivables and require payments to be made directly to the Lender, and, to facilitate direct collection, the Lender shall have the right to take over the Borrowers' post office boxes or make other arrangements, with which the Borrowers shall cooperate, to receive the Borrowers' mail.

         (e) The Borrowers shall execute all other agreements, instruments and documents and shall perform all further acts that the Lender may require with respect to Receivables owing by the Government to ensure compliance with the Assignment of Claims Act.

     Section 3.3.   Inventory and Equipment.

          (a) All of the Inventory and Equipment is now, and will continue to be, kept only at the locations designated on Schedule 1 attached to this Agreement. The Borrowers shall give the Lender prior written notice before any Inventory or Equipment with an aggregate book value of more than $100,000 is moved or delivered to a location other than those designated on Schedule 1, and the Lender's lien and security interest will be maintained despite the location of the Inventory or Equipment. The Borrowers shall execute and record financing statements in all jurisdictions in which Inventory or Equipment with an aggregate book value of $100,000 or more is to be located for more than four months. The Borrowers shall not, without the prior written consent of the Lender, permit any Inventory or Equipment with an aggregate book value in excess of $100,000 to be moved to a location outside of the United States of America.

          (b) The Borrowers shall keep and maintain the Equipment in good operating condition and repair. The Borrowers shall not permit any of the Equipment to become a fixture to any real estate unless subordination agreements satisfactory to the Lender are obtained from any owner or mortgagee of such real estate. Immediately on demand therefor by the Lender, the Borrowers shall deliver to the Lender any and all evidence of ownership of any of the Equipment. If any Equipment is subject to a certificate of title at any time, the Borrowers shall deliver such certificate of title to the Lender, together with such documents as are necessary to cause the Lender's security interest to be noted thereon. None of the Equipment shall be sold, transferred, leased or otherwise disposed of without the prior written consent of the Lender, except for (1) sales or dispositions of obsolete Equipment, and (2) sales or dispositions of Equipment that is contemporaneously replaced with Equipment of comparable value and utility; provided, however, that the Borrowers shall not sell or dispose of any Equipment specifically related to the Equipment Loan, unless the Borrowers repay the outstanding balance of the Equipment Loan in an amount determined by the Lender to be the value of the Equipment being sold or disposed of.

          (c) The Lender's security interest shall extend and attach to Inventory that is presently in existence and is owned by any Borrower or in which any Borrower purchases or acquires an interest at any time and from time to time in the future, whether such Inventory is in transit or in such Borrower's constructive, actual or exclusive occupancy or possession or not and wherever such Inventory may be located, including, without limitation, all Inventory that may be located at the premises of any Borrower or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, finishers, convertors or other third parties who may have possession of the Inventory.

          (d) Upon the sale, exchange, lease or disposition of the Inventory, the security interest of the Lender, without break in continuity and without further formality or act, shall continue in and attach to all cash and non-cash proceeds of such sale, exchange, lease or disposition, including Inventory returned or rejected by customers or repossessed by any Borrower or the Lender. As to any such sale, exchange, lease or disposition, the Lender shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, detinue and reclamation.
          (e) Except for sales or leases made in the ordinary course of business, the Borrowers shall not sell, lease, encumber or dispose of or permit the sale, lease, encumbrance or disposal of any Inventory without the prior written consent of the Lender.
     Section 3.4. Defense of Collateral. The Borrowers, at their expense, will defend the Collateral against any claims or demands adverse to the Lender's security interest and will promptly pay, when due, all taxes or assessments levied against any Borrower on the Collateral.
     Section 3.5. Information Regarding Collateral. The Borrowers shall provide the Lender such information as the Lender from time to time reasonably may request with respect to the Collateral, including, without limitation, statements describing, designating, identifying and evaluating all Collateral and listing all sales and purchases of Inventory occurring within a designated time period.
   Section 3.6. Insurance of Collateral. The Borrowers shall have the Inventory and Equipment insured against loss or damage by fire, theft, burglary, pilferage, loss in transportation and such other hazards as the Lender shall specify, by insurers satisfactory to the Lender, in amounts satisfactory to the Lender and under policies containing loss payable clauses satisfactory to the Lender. Any such insurance policies, or evidence thereof satisfactory to the Lender, shall be deposited with the Lender. The Borrowers agree that the Lender shall have a security interest in such policies and the proceeds thereof, and, if any loss should occur, the proceeds may be applied to the payment of the Obligations or to the replacement or restoration of the Inventory or Equipment damaged or destroyed, as the Lender may elect or direct. After the occurrence of a Default, the Lender shall have the right to file claims under any insurance policies, to receive any payments that may be made thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any of the insurance policies.

     Section 3.7. Perfection of Security Interest. The Borrowers shall perform any and all steps in all relevant or appropriate jurisdictions as may be necessary or reasonably requested by the Lender to perfect, maintain and protect the Lender's security interest in the Collateral. All instruments, chattel paper and documents of title that are part of the Collateral shall be delivered to the Lender, duly endorsed in blank. The Borrowers shall pay the taxes and costs of, or incidental to, any recording or filing of any financing statements concerning the Collateral. The Borrowers agree that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

     Section 3.8. Power of Attorney. Each Borrower appoints the Lender and any officer, employee or agent of the Lender, as the Lender from time to time may designate, as attorneys-in-fact for each Borrower to perform all actions necessary or desirable in the reasonable discretion of the Lender to effect the provisions of this Agreement and to carry out the intent of this Agreement, to do any act that any Borrower is required to do pursuant to the terms of this Agreement and to exercise such rights and powers as any Borrower might exercise with respect to the Collateral, all at the cost and expense of the Borrowers. Each Borrower agrees that neither the Lender nor any other such attorney-in-fact will be liable for any acts of omission or commission, unless such acts were willful and malicious, nor for any error of judgment or mistake of law or fact. This power is coupled with an interest and is irrevocable so long as any Obligations are outstanding. The Lender agrees that it shall not be entitled to exercise its rights under this Section 3.8 prior to the occurrence of a Default.
     Section 3.9. Limitations on Obligations. It is expressly agreed by the Borrowers that, notwithstanding any other provision of this Agreement, the Borrowers shall remain liable under each Receivable and contract giving rise to each Receivable to observe and perform all the conditions and obligations to be observed and performed by any Borrower in accordance with and pursuant to the terms and provisions of each such Receivable and contract. The Lender shall not have any obligation or liability under any Receivable or contract by reason of or arising out of this Agreement or the assignment of such Receivable or contract to the Lender or the receipt by the Lender of any payment relating to the Receivable pursuant to this Agreement, nor shall the Lender be required or obligated in any manner to perform or fulfill any of the obligations of any Borrower under or pursuant to any Receivable or contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Receivable, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

     Section 3.10. Indemnification. In any suit, proceeding or action brought by or against the Lender relating to the Collateral, the Borrowers will save, indemnify and keep the Lender harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of any obligor thereunder, arising out of a breach by any Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligor or its successors from any Borrower, and all such obligations of any Borrower shall be and remain enforceable against and only against such Borrower and shall not be enforceable against the Lender. The foregoing obligation of the Borrowers to indemnify the Lender shall not extend to any suit, proceeding or action arising out of the Lender's gross negligence or willful misconduct.

     Section 4. Representations and Warranties. Each Borrower represents and warrants that:

   Section 4.1.   Organization, Good Standing and Due Qualification.
No Borrower has a Subsidiary. Each Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Borrower has the power and authority to own its assets and to transact the business in which it is now engaged or in which it is proposed to be engaged, and is duly qualified as a foreign corporation or a foreign limited liability company, as applicable, and in good standing under the laws of each other jurisdiction in which such qualification is required.

     Section 4.2. Power and Authority. The execution, delivery and performance by the Borrowers of the Loan Documents to which each is a party have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of, or filing or registration with, any governmental agency or authority or the stockholders of such Borrower; (b) contravene such Borrower's charter or bylaws; (c) result in a breach of or constitute a default under any agreement or instrument to which such Borrower is a party or by which it or its properties may be bound or affected; (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such Borrower; or (e) cause such Borrower to be in default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Borrower.
     Section 4.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of each Borrower and enforceable against each Borrower in accordance with their respective terms.

     Section 4.4. Financial Statements. The financial statements of the Borrowers that have been furnished to the Lender in connection with this
Agreement are complete and correct and fairly present the financial condition of the Borrowers as of the dates of such statements. Since the dates of such statements, there has been no material adverse change in the condition (financial or otherwise), business or operations of any Borrower.
     Section 4.5.   Litigation.  Except for the litigation described on
Schedule 4.5, there is no pending or threatened action or proceeding against or affecting any Borrower before any court, governmental agency or arbitrator, that, in any one case or in the aggregate, may affect the financial condition, operations, properties or business of any Borrower in a materially adverse manner.

     Section 4.6. Ownership and Liens. Each Borrower has title to all of its assets, including the Collateral, and none of the Collateral or such assets is subject to any Lien, except Liens permitted by this Agreement.

     Section 4.7. ERISA. The Borrowers are in compliance in all material respects with all applicable provisions of ERISA. None of the Borrowers has incurred any material "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any Borrower incurred any material liability to the PBGC in connection with any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) established or maintained by any Borrower. None of the employee pension benefit plans (as defined above) of any Borrower, nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, that could subject such plans or any of them, any such trust, or any trustee or administrator thereof, or any party dealing with such plans or any such trust to any material liability or tax or penalty on prohibited transactions imposed by such SectionSection 406 or 4975. None of the Borrowers nor any Affiliate of any Borrower is now, or at any time in the past has been, obligated to make contributions to a "multiemployer plan," as such term is defined in Section 4001(a)(3) of ERISA.

     Section 4.8. Taxes. Each Borrower has filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties.

     Section 4.9. Debt. No Borrower is in any manner directly or contingently obligated with respect to any Debt that is not permitted by this Agreement. No Borrower is in default with respect to any Debt.

     Section 4.10. Corporate Name; Chief Executive Office. No Borrower nor any predecessor of any Borrower has used any corporate or fictitious name other than its current corporate name and the other names listed on Schedule 2 attached to this Agreement. The chief executive office of each Borrower, within the meaning of Section 9.103(3)(d) of the UCC, is
3033 Science Park Road, San Diego, California 92121, in the case of Eldyne; 8040 Villa Park Drive, Suite 800, Richmond, Virginia 23228, in the case of DCS, and 3835 E. Princess Anne Road, Norfolk, Virginia 23502, in the case of Unidyne.

     Section 4.11. Debarment and Suspension. No event has occurred and no condition exists that is likely to result in the debarment or suspension of any Borrower from any contracting with the Government, and no Borrower has, nor has any Affiliate of any Borrower, been subject to any such debarment or suspension prior to the date of this Agreement.

     Section 5. Affirmative Covenants. Each Borrower covenants and agrees that:

     Section 5.1. Maintenance of Existence. Each Borrower will preserve and maintain its corporate or limited liability company existence and good standing in the jurisdiction of its incorporation or organization, and qualify and remain qualified as a foreign corporation or limited liability company in each jurisdiction in which such qualification is required.
     Section 5.2. Maintenance of Records. Each Borrower will keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of such Borrower. The principal records and books of account, including those concerning the Collateral, shall be kept at the chief executive office of the Borrowers described in Section 4.10 above. No Borrower will move such records and books of account or change its chief executive office or the name under which it does business without
(a) giving the Lender at least 30 days' prior written notice, and (b) executing and delivering financing statements satisfactory to the Lender prior to such move or change.

     Section 5.3. Maintenance of Properties. Each Borrower will maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

     Section 5.4. Conduct of Business. Each Borrower will continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

     Section 5.5. Maintenance of Insurance. Each Borrower will maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, including, without limitation, insurance covering the Inventory and Equipment as required by this Agreement and insurance covering the Real Estate as required by the Mortgages.

     Section 5.6. Compliance with Laws. Each Borrower will comply in all respects with all applicable laws, rules, regulations and orders (including, without limitation, ERISA), such compliance to include, without limitation, paying, before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its property.

     Section 5.7. Right of Inspection. At any reasonable time and from time to time, each Borrower will permit the Lender or any agent or representative of the Lender to audit and verify the Collateral, examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower, and to discuss the affairs, finances and accounts of such Borrower with any of their respective officers and directors, such Borrower's independent accountants and the contracting officers and DCAA auditors responsible for such Borrower's Government contracts. The Borrowers agree to pay the Lender its customary audit fees and related expenses for each audit conducted by the Lender.
     Section 5.8. Reporting Requirements. The Borrowers will furnish to the Lender:

          (a) Monthly Financial Statements. As soon as available and, in any event, within 30 days after the end of each of the first two months of each fiscal quarter and 55 days after the end of the last calendar month of each fiscal quarter, (except at fiscal year end) unaudited financial statements of each Borrower consisting of a balance sheet as of the end of such month and statements of income, stockholders' equity and cash flows for the period commencing at the end of the previous fiscal year and ending with the last day of such month, all in reasonable detail and all prepared in accordance with GAAP. Such financial statements shall be certified to be accurate by the Chief Financial Officer;
          (b) Annual Financial Statements. As soon as available and, in any event, within 100 days after the end of each fiscal year, audited financial statements of each Borrower consisting of a balance sheet as of the end of such fiscal year, and statements of income, stockholders' equity and cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP. The statements shall be accompanied by an opinion thereon acceptable to the Lender of an independent certified public accounting firm selected by each Borrower and acceptable to the Lender;
        (c) Tax Returns. If requested by the Lender, as soon as available and, in any event, within five Business Days after filing, the federal income tax returns of the Borrowers and the Guarantor;

          (d) Management Letters. If requested by the Lender, promptly upon receipt thereof, copies of any reports submitted to any Borrower by independent certified public accountants in connection with examination of the financial statements of any Borrower;
          (e) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Borrower, in which more than $100,000 in damages is sought, or that, if determined adversely to such Borrower, could have a material adverse effect on the financial condition, properties or operations of such Borrower;
          (f) Notice of Defaults and Events of Default. As soon as possible and, in any event, within five days after the occurrence of each Default and Event of Default, a written notice setting forth the details of such Default or Event of Default and the action that is proposed to be taken by the Borrowers with respect thereto;
          (g) Proxy Statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements that any Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange;
          (h) Borrowing Base Certificate. On or before the 25th day of each calendar month, a Borrowing Base Certificate from each Borrower appropriately completed and executed by the Chief Financial Officer and including a computation of the Eldyne Borrowing Base and the Unidyne Borrowing Base, respectively, as of the last day of the most recently ended monthly accounting period;
          (i) Receivables Detail. On or before the 25th day of each calendar month, an Aging for each Borrower as of the last day of the most recently ended monthly accounting period, accompanied by (1) reports relating to the Receivables setting forth a description of contracts giving rise to Receivables, the percentage of completion of the work to be performed with respect to such contracts, the amounts billed under such contracts and the amounts remaining to be billed, in form and detail satisfactory to the Lender, and (2) such other invoices and supporting documents to the schedules as the Lender from time to time reasonably may request (including any backlog reports with respect to outstanding contracts of each Borrower);
          (j) Bids. Within 30 days after the end of each fiscal quarter of Eldyne, a summary of bids and proposals for each Borrower, in form and detail satisfactory to the Lender;
          (k) Compliance Certificate. Within 55 days after the end of each fiscal quarter (except at fiscal year end) of Eldyne, a Covenant Compliance Certificate of the Chief Financial Officer;
          (l)  Audits.  Promptly after receipt thereof by a Borrower,
(1) the results of the audits of any Government contracts, and (2) notice of any final decision of a contracting officer disallowing costs aggregating more than $50,000, which disallowed costs arise out of any audit of the contracts of any Borrower with the Government by DCAA or any other agent of the Government;
          (m) Contracts. Promptly after receipt by any Borrower of notice thereof, any material modifications to or the termination of any contract or agreement relating to Eligible Receivables;
          (n) Post-Closing Financials. As soon as they are available, copies of the post-closing audited financial statements to be delivered to Titan pursuant to the Acquisition Agreements; and
          (o) General Information. Such other information respecting the condition or operations, financial or otherwise, of any Borrower or the Guarantor as the Lender from time to time reasonably may request, including without limitation, current Borrowing Base Certificates and Agings if the Lender has reason to believe that a Default has occurred or is likely to occur.
     Section 5.9. Life Insurance. Unidyne shall maintain a life insurance policy insuring the life of David Conner, naming Unidyne as the beneficiary, in the amount of $750,000, in full force and effect as long as any Obligations are outstanding.
    Section 6. Negative Covenants. Each Borrower agrees that, without first obtaining the prior written consent of the Lender:
     Section 6.1. Liens. No Borrower will create, incur, assume or permit to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except: (a) Liens in favor of the Lender; (b) Liens that are incidental to the conduct of the business of such Borrower, are not incurred in connection with the obtaining of credit and do not materially impair the value or use of assets of such Borrower;
(c) Liens on the Equipment in existence on the date of this Agreement and described on Schedule 3 attached to this Agreement; and (d) purchasemoney Liens, whether now existing or hereafter arising (including those arising out of a Capital Lease) on any fixed assets provided that (1) any property subject to a purchase-money Lien is acquired by such Borrower in the ordinary course of its respective business and the Lien on any such property is created contemporaneously with such acquisition, (2) each such Lien shall attach only to the property so acquired, and (3) the Debt of any Borrower secured by all such Liens shall not exceed $150,000 in the aggregate at any time outstanding.

     Section 6.2. Debt. No Borrower will create, incur, assume or permit to exist any Debt, except: (a) the Obligations; (b) ordinary trade accounts payable; (c) Debt of any Borrower (including Debt arising out of a Capital Lease) secured by purchase-money Liens permitted by this Agreement; (d) Debt in existence on the date of this Agreement and described on Schedule 4 attached to this Agreement; (e) Debt of DCS to Eldyne, provided that the aggregate amount thereof shall not exceed
$1,000,000 at any time outstanding; (f) Debt of DCS to Unidyne provided that the aggregate amount thereof shall not exceed $650,000 at any time outstanding; and (g) the Subordinated Unidyne Debt in an amount not to exceed $3,600,000 at any time outstanding.

     Section 6.3. Mergers, Acquisitions, etc. Except for Permitted Acquisitions, no Borrower will (a) merge or consolidate with any Person, or (b) purchase or acquire (1) all or substantially all of the assets of any Person, or (2) any capital stock of or ownership in any other Person. Except for joint ventures among the Borrowers, no Borrower shall become a joint venturer with, or partner of, any other Person, and no Borrower shall acquire or form a Subsidiary unless such Subsidiary becomes a Borrower in accordance with Section 8.3 hereof, provided that the foregoing shall not prohibit a Borrower from entering into joint contractual arrangements in the ordinary course of business with other Persons as long as such Borrower is not liable for the performance of any party to such contract other than such Borrower's own performance.
     Section 6.4. Sale and Leaseback. No Borrower will sell, transfer or otherwise dispose of any real or personal property to any Person and thereafter, directly or indirectly, lease back the same or similar property.

     Section 6.5. Dividends. No Borrower will declare or pay any dividends; or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets or obligations of such Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of such Borrower or another Subsidiary, except that, subject to the compliance by such Borrower with the provisions of Section 7 below,
(a) a Borrower may declare and deliver dividends and make distributions payable solely in common stock of such Borrower, and (b) a Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock.

     Section 6.6. Sale of Assets. No Borrower will sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, Receivables, the Real Estate and leasehold interests), except: (a) for Inventory sold or leased in the ordinary course of business; and (b) the sale or other disposition of assets (other than the Real Estate) no longer used or useful in the conduct of its business.

   Section 6.7. Loans. No Borrower will make, or permit to exist, any loan or advance to Titan, any Affiliate of Titan, or any other Person except for (a) travel advances to employees in the ordinary course of business; (b) loans in an aggregate amount not to exceed $125,000 outstanding at any time for all Borrowers; and (c) the Debt permitted by Sections 6.2(e), (f) and (g).

     Section 6.8. Guaranties, etc. No Borrower will assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, any liability arising out of any agreement to purchase any obligation, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for obligations of any Person, or permit any such guaranties or liabilities to exist, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
     Section 6.9. Transactions with Affiliates. No Borrower will enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with Titan or any Affiliate of the Borrower or Titan, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than would be applicable in a comparable arm's-length transaction with a Person not an Affiliate.

     Section 6.10. Compliance with ERISA. With respect to any employee benefit plan or plans covered by Title IV of ERISA, no Borrower will permit (a) any prohibited transaction or transactions under ERISA or the Code that results, or may result, in liability to a Borrower exceeding in the aggregate $10,000 or (b) any reportable event under ERISA if, upon termination of the plan or plans with respect to which one or more such reportable events shall have occurred, there is or would be any liability of a Borrower to the PBGC exceeding in the aggregate $10,000. No Borrower shall adopt, establish or become a party to any multiemployer plan.
     Section 6.11. Tax Accounting. No Borrower will change its tax accounting method after June 1, 1996.

     Section 7.     Financial Covenants.  Each Borrower agrees that:
     Section 7.1. Eldyne Tangible Net Worth. Eldyne shall maintain as of the end of each of its fiscal quarters a Tangible Net Worth of at least
(a) $500,000 as of March 31, 1996, (b) $575,000 as of June 30, 1996,
and (c) $650,000 as of September 30, 1996, and (d) $725,000 as of
December 31, 1996, and at all times thereafter.

     Section 7.2. Eldyne Leverage. Eldyne shall maintain as of the end of each of its fiscal quarters a Leverage Ratio of not more than (a) 12 to 1 as of March 31, 1996, (b) 11 to 1 as of June 30, 1996, (c) 10 to 1
as of October 31, 1996, and (d) 9 to 1 as of December 31, 1996, and at all times thereafter.

     Section 7.3. Eldyne Interest Coverage. Eldyne shall maintain for each period of three, six, nine or 12 months, as applicable, ending on the last day of each of its fiscal quarters for each of its fiscal years a ratio of EBIT of Eldyne for such period to interest expense of Eldyne for such period of at least 2 to 1.

     Section 7.4. Unidyne Tangible Net Worth. Unidyne will maintain as of the end of each of its fiscal quarters a Tangible Net Worth of at least (a) $1,000,000 as of March 31, 1996, (b) $1,100,000 as of June
30, 1996, (c) $1,200,000 as of October 31, 1996, and (d) $1,300,000 as
of December 31, 1996, and at all times thereafter.

     Section 7.5. Unidyne Working Capital. Unidyne shall maintain as of the end of each of its fiscal quarters an excess of current assets over current liabilities of not less than $1,250,000.

     Section 7.6.   Unidyne Leverage Ratio.  Unidyne shall maintain as
of
the end of each of its fiscal quarters a Leverage Ratio of not more
than (a)     4.60 to 1 as of March 31, 1996, (b) 4.35 to 1 as of June
30, 1996,
(c) 4.10 to 1 as of October 31, 1996, and (d) 3.85 to 1 as of December
31,
1996, and at all times thereafter.

     Section 7.7.   Unidyne Debt Service Coverage.  Unidyne shall
maintain
for each period of three, six, nine or 12 months, as applicable, ending on the last day of each of its fiscal quarters for each of its fiscal years, a ratio of EBIDA for such period to interest expense for such period plus ProRated Current Maturities as of the end of such period of
not less than 1.25 to    1.
     Section 7.8. Capital Expenditures. The Borrowers shall not permit capital expenditures to exceed in any fiscal year (a) $250,000 in the case of Eldyne, and (b) $600,000 in the case of Unidyne.
     Section 8. Conditions of Lending. The making of the Loans shall be subject to the following conditions:
     Section 8.1. Conditions Precedent to Closing. The initial disbursement of the Loans shall be subject to the following conditions precedent:
          (a) The Loan Documents shall have been appropriately completed, duly executed by the parties thereto, recorded where necessary and delivered to the Lender.
         (b)  No Default shall have occurred and be continuing.
          (c) All representations and warranties contained herein shall be true and correct at the date of the Closing.
          (d) All legal matters incident to the Loans shall be satisfactory to counsel for the Lender, and the Borrowers agree to execute and deliver to the Lender such additional documents and certificates relating to the Loans as the Lender reasonably may request.
          (e) The Lender shall have received an opinion of counsel to the Borrowers and the Guarantors as to such matters as the Lender may request, in form and substance satisfactory to the Lender.
          (f) Financing statements in form and substance satisfactory to the Lender shall have been properly filed in each office where necessary to perfect the Lender's security interest in the Collateral, termination statements shall have been filed with respect to any other financing statements covering all or any portion of the Collateral (except with respect to Liens permitted by this Agreement), and all taxes and fees with respect to such recording and filing shall have been paid by the Borrowers.
          (g)  The Borrowers shall have delivered to the Lender
(1) certified copies of evidence of all actions taken by each Borrower and the Guarantor to authorize the execution and delivery of this Agreement and the other Loan Documents, (2) certified copies of the articles of incorporation, and merger and the bylaws, as applicable, of each Borrower and the Guarantor, (3) a certificate of incumbency for the officers of each Borrower and the Guarantor executing the Loan Documents, (4) a good standing certificate, dated not more than 30 days prior to the date of the Closing, from the appropriate state official of any state in which each Borrower or the Guarantor is incorporated or formed, or, if requested by the Lender with respect to the Borrowers, qualified to do business, and (5) such additional supporting documents as the Lender or counsel for the Lender reasonably may request.

          (h) The Lender shall have received from each Borrower a Borrowing Base Certificate, an Aging, a listing of accounts payable and a report setting forth the status of all contracts relating to Eligible Billed Receivables, all of which shall be of a current date and shall be in form and substance satisfactory to the Lender.

          (i) The Lender shall have received evidence satisfactory to it that the Borrowers have obtained the insurance required by this Agreement and the Mortgages.

          (j) The Lender shall have received such landlord and mortgagee waivers as it shall request with respect to any landlord or mortgagee that may claim an interest in any of the Collateral.

          (k) Each Borrower shall have executed and delivered to the Lender all documents required by the Lender to record and perfect an assignment of any Receivables arising out of a contract with the Government, and such assignment shall have been appropriately acknowledged by the Government, all in conformance with the requirements of the Assignment of Claims Act.

         (l) The Lender shall have received and approved the Acquisition Agreements and all documents relating thereto, and the transactions subject to the Acquisition Agreements shall have been consummated.

          (m) The Lender shall have received and approved (1) the credit agreement between Titan and Sumitomo Bank, (2) a copy of the waiver by Sumitomo Bank of any financial covenant violations with respect to such credit agreement, and (3) a copy of Sumitomo's consent to the terms of the Acquisition Agreements.
     Section 8.2. Conditions Precedent to Subsequent Disbursements. Subsequent Loans and disbursements of Loans shall be subject to the following conditions precedent:
        (a)  No Default shall have occurred and be continuing.
          (b) No material adverse change shall have occurred in the financial condition of any Borrower.
          (c) All representations and warranties shall be true and correct at the date of such disbursement, both before and after giving effect to such disbursement. The representations and warranties set forth in Section 4.4 shall be deemed to apply to the most recent financial statements delivered to the Lender by the Borrowers.
          (d) No change shall have occurred in any law or regulations thereunder or interpretations thereof that, in the opinion of counsel for the Lender, would make it illegal for the Lender to make Loans hereunder.
          (e) If required by the Lender, each Borrower shall have delivered to the Lender a current Borrowing Base Certificate and a current Aging, duly executed by the chief financial officer of such Borrower and appropriately completed.
          Each borrowing under this Agreement shall be deemed to be a representation and warranty by the Borrowers on the date of such borrowing as to the matters specified in this Section 8.2.
     Section 8.3. Conditions Precedent to Subsidiaries Becoming Borrowers. Each Subsidiary that is formed or acquired after the date of this Agreement shall become a Borrower under this Agreement, subject to the satisfaction of the following conditions precedent:
          (a) The Subsidiary shall execute and deliver to the Lender an Assumption Agreement.
        (b)  No Default shall have occurred and be continuing.
          (c) All legal matters incident to such Subsidiary becoming a Borrower shall be satisfactory to counsel for the Lender, and the Subsidiary shall execute and deliver to the Lender such additional documents and certificates relating to the Loans as the Lender reasonably may request.
          (d) The Lender shall have received an opinion of counsel to the Subsidiary, addressed to the Lender, covering such matters as the Lender may request, in form and substance satisfactory to the Lender.
          (e) Financing statements in form and substance satisfactory to the Lender shall have been properly filed in each office where necessary to perfect the security interest of the Lender in the Collateral of the Subsidiary, termination statements shall have been filed with respect to any other financing statements covering all or any portion of such Collateral (except with respect to Liens permitted by this Agreement), all taxes and fees with respect to such recording and filing shall have been paid by the Subsidiary and the Lender shall have received such lien searches or reports as it shall require confirming that the foregoing filings and recordings have been completed.
          (f) The Subsidiary shall have delivered the following documents to the Lender, each of which shall be certified as of the date on which the Subsidiary is to become a Borrower, by the secretary of the
Subsidiary: (1) copies of evidence of all actions taken by the Subsidiary to authorize the execution and delivery of the Assumption Agreement and the other Loan Documents; (2) copies of the organizational documents of the Subsidiary; and (3) a certificate as to the incumbency and signatures of the officers of the Subsidiary executing the Assumption Agreement.

        (g) The Lender shall have received a certificate of good standing (or similar instrument) issued by the appropriate state official of the state of formation of the Subsidiary, dated within 30 days of the date of the applicable Assumption Agreement.
          (h) The Lender shall have received (1) an Aging of Receivables of the Subsidiary, (2) a schedule of unbilled Receivables of the Subsidiary, (3) a report relating to the Receivables, setting forth a description of contracts giving rise to Receivables of the Subsidiary, the percentage of completion of the work to be performed with respect to such contracts, the amounts billed under such contracts and the amounts remaining to be billed, all of which shall be of a current date and shall be in form and substance satisfactory to the Lender, and (4) a current Borrowing Base Certificate from the Subsidiary.
          (i) If required by the Lender, the Lender shall have received a satisfactory audit with respect to the Receivables of such Subsidiary.
     No Receivable of a Subsidiary shall be an Eligible Receivable prior to the date on which all of the foregoing conditions are satisfied.
     Section 8.4. Post-Closing Satisfaction. The Borrowers agree that any conditions set forth in Section 8.1 that are not satisfied on the date of the Closing shall be satisfied not later than (a) June 30, 1996, with respect to Section 8.1(g)(4), and (b) June 11, 1996, with respect to all other conditions precedent set forth in Section 8.1.
     Section 9.     Default.
    Section 9.1. Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

          (a) Failure of the Borrowers to pay any Obligation to the Lender, including, without limitation, the principal of or interest on the Notes or any of the Loans, when the same shall become due and payable, whether at maturity, as a result of the Lender's demand for payment or otherwise, and such failure shall continue for a period of ten days; or

          (b) If any Borrower refuses to permit the Lender to inspect, examine, verify or audit the Collateral in accordance with the provisions of this Agreement; or

        (c) Failure of the Borrowers to perform or observe any financial covenant contained in Section 7 of this Agreement; or

          (d) Failure of the Borrowers to perform or observe any other term, condition, covenant, warranty, agreement or other provision contained in this Agreement (except any such failure resulting in the occurrence of another Event of Default described in this Section), within 30 days after receipt of notice from the Lender specifying such failure; or

          (e) Discovery that any representation or warranty made or deemed made by any Borrower in this Agreement or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement (including any Borrowing Base Certificate) or in connection with any borrowing under this Agreement was materially untrue or is breached in any material respect; or

          (f) If, as a result of default, any other obligation of any Borrower or the Guarantor for the payment of any Debt in excess of $50,000 becomes or is declared to be due and payable prior to the expressed maturity thereof, unless and to the extent that the declaration is being contested in good faith in a court of appropriate jurisdiction; or
       (g) Any Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of such Borrower or any substantial part of its property, or commences any proceeding relating to such Borrower under any reorganization, arrangement, readjustments of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or

          (h) If, within 30 days after the filing of a bankruptcy petition or the commencement of any proceeding against any Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if, within 30 days after the appointment, without the consent or acquiescence of such Borrower, of any trustee, receiver or liquidator of such Borrower or of all or any substantial part of the properties of such Borrower, the appointment shall not have been vacated; or
          (i) Any judgment against any Borrower in excess of $50,000 or any attachment in excess of $50,000 against any property of any Borrower remains unpaid, undischarged, unbonded or undismissed for a period of 30 days, unless and to the extent that the judgment or attachment is appealed in good faith in a court of higher jurisdiction and the appeal remains pending; or
          (j) The occurrence of any of the events described in the three immediately preceding clauses with respect to the Guarantor; or
          (k) If any of the following events shall occur or exists with respect to any Borrower or any employee benefit or other plan established, maintained or to which contributions have been made by such Borrower or any other Person that, together with such Borrower, would be treated as a single employer under Section 4001 of ERISA, and the Lender reasonably determines that the financial condition of such Borrower would be materially and adversely affected thereby: (1) any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), (2) any reportable event (as defined in Section 4043 of ERISA and the regulations issued thereunder), (3) the filing under
Section 4041 of ERISA of a notice of intent to terminate any such plan or the termination of such plan, or (4) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; or
       (l) A material adverse change occurs in the financial or business condition of any Borrower; or

          (m) The dissolution, liquidation or termination of existence of any Borrower or the Guarantor; or

          (n) If Titan at any time owns, directly or indirectly, less than 100% of the outstanding voting stock of the Borrowers; or

          (o) If the Borrowers fail to give the Lender any notice required by this Agreement within ten days after the occurrence of the event giving rise to the obligation to give such notice; or

          (p) The occurrence of an event of default under any other Loan Document; or

          (q) If any Borrower shall be debarred or suspended from any contracting with the Government, unless and to the extent that the debarment or suspension is being appealed in good faith in appropriate proceedings and the appeal remains pending; or

          (r) If the Guarantor gives notice to the Lender purporting to terminate the Guarantor's liability under the Guaranty.
   Section 9.2. Remedies upon Default. Upon the occurrence of an Event of Default, the following provisions shall be applicable:
          (a) The Lender, at its option, may terminate its obligation to make Loans under this Agreement and declare all Obligations, whether incurred prior to, contemporaneous with or subsequent to the date of this Agreement, and whether represented in writing or otherwise, immediately due and payable and may exercise all of its rights and remedies against the Borrowers and any Collateral.
          (b) The Lender may foreclose its lien and security interest in the Collateral in any way permitted by law and shall have, without limitation, the remedies of a secured party under the UCC. The Lender may enter the Borrowers' premises without legal process and without incurring liability to the Borrowers and remove the Collateral to such place or places as the Lender may deem advisable, or the Lender may require the Borrowers to assemble the Collateral and make the Collateral available to the Lender at a convenient place and, with or without having the Collateral at the time or place of sale, the Lender may sell or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, at any time or place, in one or more sales and upon such terms and conditions as the Lender may reasonably elect. The Lender shall give not less than five Business Days' prior written notice to the Borrowers of the time and place of any public sale of the Collateral or the time after which the Collateral may be sold in a private sale, which the Borrowers agree constitutes commercially reasonable notice. At any such sale the Lender may be the purchaser, subject to the applicable provisions of the UCC.
          (c) The proceeds from any sale of the Collateral by the Lender shall first be applied to any costs and expenses in securing possession of the Collateral and to any expenses in connection with the sale. The net proceeds will be applied toward the payment of the Obligations. Application of the net proceeds as to particular Obligations or as to principal or interest shall be in the Lender's absolute discretion. Any deficiency will be paid to the Lender forthwith upon demand, and any surplus will be paid to the Borrowers if the Borrowers are not otherwise indebted to the Lender.
          (d) To the extent that the Obligations are now or hereafter secured by property other than the Collateral described herein or by the guarantee, endorsement or property of any other Person, the Lender shall have the right to proceed against such other guarantee, endorsement or property upon the occurrence of an Event of Default, and the Lender shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Lender shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of the Lender's rights hereunder.
          (e) The Lender is hereby authorized at any time or from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to setoff and apply any deposit (general or special, time or demand, provisional or final) at any time held, including any certificate of deposit, and other indebtedness at any time owed by the Lender, whether or not any such deposit or indebtedness is then due, to or for the credit or account of any Borrower against any and all of the Obligations.
          (f) EACH BORROWER, HAVING KNOWLEDGE THAT IT MAY BE ENTITLED TO NOTICE AND A HEARING PRIOR TO REPOSSESSION OF THE COLLATERAL, WAIVES ANY RIGHT THAT IT MAY HAVE UNDER EXISTING OR FUTURE LAW TO NOTICE OF FORECLOSURE AND ANY OTHER ACT DESCRIBED HEREIN, TO ANY HEARING THAT MAY BE HELD RELATING TO FORECLOSURE OR ANY OTHER SUCH ACTS, AND TO ANY NOTICE THAT MAY BE REQUIRED TO BE GIVEN BY THE LENDER PRIOR TO SUCH HEARING, EXCEPT FOR NOTICES REQUIRED BY THE LOAN DOCUMENTS AND THE UCC. EACH BORROWER EXPRESSLY WAIVES ITS RIGHT TO A TRIAL BY JURY WITH RESPECT TO
ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

          (g) The Lender itself may perform or comply, or otherwise cause performance or compliance, with the obligations of the Borrowers contained in this Agreement, including, without limitation, the obligations of the Borrowers to defend and insure the Collateral. The expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at the Prime Rate plus 3%, shall be payable by the Borrowers to the Lender on demand and shall constitute Obligations.

     Section 10.    Miscellaneous.
     Section 10.1. Collection Costs. The Borrowers shall pay all of the reasonable costs and expenses incurred by the Lender in connection with the enforcement of this Agreement and the other Loan Documents, including, without limitation, reasonable attorneys' fees and expenses.

     Section 10.2. Modification and Waiver. Except for the other documents expressly referred to in this Agreement, this Agreement contains the entire agreement between the parties and supersedes all prior agreements between the Lender and any Borrower (including, without limitation, the Original Agreement). No modification or waiver of any provision of the Notes or this Agreement and no consent by the Lender to any departure therefrom by any Borrower shall be effective unless such modification or waiver shall be in writing and signed by an officer of the Lender with a title of vice president or any higher office, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Lender contained in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

     Section 10.3. Notices. All notices, requests, demands or other communications provided for in this Agreement shall be in writing (except for requests for Loans made by telephone as described in Section 2.1 above) and shall be delivered by hand, sent prepaid by Federal Express (or a comparable overnight delivery service), sent by telecopy or facsimile or sent by the United States mail, certified, postage prepaid, return receipt requested, to the Lender, at 8245 Boone Boulevard, Suite 300, Vienna, Virginia 22182, Attention: Timothy J. Duggan, Vice President, or to the Borrowers at 3033 Science Park Road, San Diego, California 92121, Attention: Ray H. Guillaume. Any notice, request, demand or other communication delivered or sent in the foregoing manner shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand or transmitted by telecopy or facsimile, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. Any Borrower or the Lender may change its address by notifying the other party of the new address in any manner permitted by this Section 10.3. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not affect the date of such notice, election or demand sent in accordance with the foregoing provisions.

     Section 10.4. Counterparts. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which together constitute one and the same agreement.
     Section 10.5. Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     Section 10.6. Survival of Agreements. All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the making and renewal of the Loans hereunder.

     Section 10.7. Fees and Expenses. Whether or not any Loans are made hereunder, the Borrowers shall pay on demand all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the preparation, negotiation, execution, delivery, filing, recording and administration of this Agreement and any of the documents executed or delivered in connection herewith, including, without limitation, the reasonable fees and expenses of counsel to the Lender, and local counsel who may be retained by the Lender, with respect to this Agreement and such documents and any amendments thereof and with respect to advising the Lender as to its rights and responsibilities thereunder.

     Section 10.8. Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in certificates, reports or other documents made or delivered pursuant to this Agreement, unless the context shall otherwise require.

     Section 10.9. Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective parties hereto and their successors and assigns; provided, however, that no Borrower may assign its rights hereunder without the prior written consent of the Lender.

     Section 10.10. Accounting Terms. All accounting terms used herein that are not otherwise expressly defined in this Agreement shall have the meanings respectively given to them in accordance with GAAP in effect on the date of this Agreement. Except as otherwise provided herein, all financial computations made pursuant to this Agreement shall be made in accordance with GAAP and all balance sheets and other financial statements shall be prepared in accordance with GAAP. Except as otherwise provided herein, whenever reference is made in any provision of this Agreement to a balance sheet or other financial statement or financial computation with respect to any Borrower, such terms shall mean a consolidated balance sheet or other financial statement or financial computation, as the case may be, with respect to any Borrower.

     Section 10.11. Interpretation. This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

     Section 10.12. Joint and Several Liability. The representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents shall be deemed to have been made, given and undertaken by the Borrowers jointly and severally.

     IN WITNESS WHEREOF, the Borrowers and the Lender have caused this Agreement to be signed by their duly authorized representatives all as of the day and year first above written.

                              LENDER:
                             CRESTAR BANK,
                         a Virginia banking corporation
                              By: _/s/ Brian Monday
                                   __ Brian R. Monday
                                   Vice President
                              BORROWERS:
                              ELDYNE, INC., a California
                               corporation
                              By:
                              _/s/Roger Hay
                              Name: Roger Hay
                              Title: Sr. VP/CFO

                              UNIDYNE CORPORATION, a
                               Virginia corporation


                              By:
                              _/s/ Roger Hay
                              Name:Roger Hay
                              Title: Sr. VP/CFO


                              DCS ACQUISITION SUB, INC., a
                               Delaware
                              corporation

                              By:
                              _/s/ Roger Hay
                              Name:Roger Hay
                              Title: Sr. VP/CFO

               LIST OF SCHEDULES AND EXHIBITS



Schedule 1     --  Locations of Inventory and Equipment

Schedule 2     --  Listing of Other Corporate Names

Schedule 3     --  Outstanding Liens

Schedule 4     --  Outstanding Debt

Schedule 4.5   --  Litigation

Exhibit A --  Form of Assumption Agreement

Exhibit B --  Form of Covenant Compliance Certificate

                                Schedule 1

                   Locations of Inventory and
Equipment

                                Schedule 2

                     Listing of Other Corporate Names

     Unidyne formerly used the name "Unidyne
International."
                               Schedule 3

                            Outstanding Liens

                              NONE

                              Schedule 4

                           Outstanding Debt

                              NONE

                          Schedule 4.5

                           Litigation

1.   Unidyne has three outstanding litigation actions: Shultz v.
     Unidyne Corporation, Anna R. Artis v. Unidyne, and Arthur George
     v. Unidyne Corporation et al.

2.   DCS has no outstanding litigation actions.

3. Eldyne has no outstanding litigation actions. Eldyne has a commitment to pay the Business Software Alliance $25,000.00 on April 29, 1996 for software licenses. A copy of that settlement agreement is attached to this Schedule 4.5.

                               EXHIBIT A

                     Form of Assumption Agreement


                         ASSUMPTION AGREEMENT


  THIS ASSUMPTION AGREEMENT (as the same may be amended, modified or supplemented from time to time, the Assumption), dated as of ________________, made by _______________________, a
____________________ (the Subsidiary), in favor of CRESTAR BANK (the
Bank), recites and provides:

                        R E C I T A L S

     Pursuant to the terms of an Amended and Restated Loan and Security Agreement, dated as of May 24, 1996 (as amended, modified or supplemented from time to time, the Loan Agreement), between Eldyne, Inc., a California corporation (Eldyne), Unidyne Corporation, a Virginia corporation (Unidyne), and DCS Acquisition Sub, Inc., a Delaware corporation (DCS, and together with Eldyne and Unidyne, the Original Borrowers), the Bank agreed to extend credit to the Original Borrowers. Terms defined in the Loan Agreement shall have the same defined meanings when such terms are used in this Assumption.

     [_________________] owns ____% of the capital stock of the Subsidiary. [The Original Borrowers][______________________] and the Subsidiary have combined certain business functions, which include applying for and making use of credit on a joint basis. The Borrowers and the Subsidiary derive substantial direct and indirect benefits from their relationships with each other. Accordingly, the Original Borrowers have requested that the Subsidiary become a Borrower under the Loan Agreement and the other Loan Documents. The Bank has agreed to accept the Subsidiary as a Borrower thereunder, and the Subsidiary has agreed to assume the Obligations. Accordingly, the Subsidiary agrees as follows:
     1. The Subsidiary (a) assumes and agrees to be jointly and severally liable with [the Original Borrowers][each other Borrower] for all of the Obligations now existing or hereafter arising, including, without limitation, the Obligations arising out of the Loan Agreement, the Loans, the Notes and the other Loan Documents, and (b) agrees to be jointly and severally bound by all of the terms, covenants and conditions of the Loan Agreement, the Notes and the other Loan Documents, and hereby assumes all of the Obligations of the [Original] Borrower[s] thereunder and agrees to be jointly and severally liable therefor.
   2. The Subsidiary represents that (a) its chief executive office, within the meaning of Section 9.103(3)(d) of the Uniform Commercial Code, is located at ___________ ____________________________________________, and (b) during the five years prior to the date of this Assumption, the Subsidiary has not used any fictitious or corporate name other than its current corporate name. All of the representations and warranties set forth in the Loan Documents are incorporated by reference in this Assumption, and shall be deemed to have been made and given by the Subsidiary as of the date hereof as though such representations and warranties were applicable to it, except that the representations and warranties set forth in Section
4.4 of the Loan Agreement shall be deemed to have been given with respect to the most recent financial statements provided to the Bank in accordance with the provisions of Section 5.8 of the Loan Agreement.

     3. The Subsidiary grants to the Bank, in accordance with the provisions of Section 3.1 of the Loan Agreement, a security interest in all of the Collateral of the Subsidiary as security for the Obligations.
   4. The Subsidiary agrees to execute, deliver and, if applicable, record, such additional instruments, documents and agreements as the Bank may reasonably require for the purpose of effecting the assumption described herein.

     IN WITNESS WHEREOF, the Subsidiary has caused this Assumption to be executed by its duly authorized representative as of the day and year first written above.
                              _________________________, a
                               ___________________________


                              By: _______________________________
                              Name: ____________________________
                              Title: _____________________________

                           EXHIBIT B

            Form of Covenant Compliance Certificate

                          CRESTAR BANK

                     Credit Facilities for
             ELDYNE, INC., AND UNIDYNE
CORPORATION

                COVENANT COMPLIANCE CERTIFICATE

   In connection with the terms of an Amended and Restated Loan and Security Agreement, dated as of May 24, 1996 (as amended, modified or supplemented from time to time, the Loan Agreement), between Crestar Bank, a Virginia banking corporation (the Bank), Eldyne, Inc., a California corporation (Eldyne), Unidyne Corporation, a Virginia corporation (Unidyne), and DCS Acquisition Sub, Inc. (DCS, and together with Eldyne and Unidyne, the Borrowers), the undersigned, on behalf of the Borrowers, certifies to the Bank that the following information is true and correct as of the date hereof:

     1. No Default or Event of Default has occurred and is continuing.
     2. For the period beginning with the last report, dated as of _______________, 19__, and ending on the date of this Covenant
Compliance Certificate:

          (a) the sum of the aggregate unpaid principal amount of Working Capital Loans outstanding has not exceeded the Borrowing Base;
          (b) the aggregate unpaid principal amount of Working Capital Loans outstanding has not exceeded the Working Capital
     Limit; and

         (c)  the outstanding Working Capital Loans made to:

               (1) Eldyne have not exceeded the lesser of the Eldyne Sublimit or the Eldyne Borrowing Base; and
               (2) Unidyne have not exceeded the lesser of the Unidyne Sublimit or the Unidyne Borrowing Base.

     3.   Eldyne's Tangible Net Worth as of ____________ is
$________________, calculated as follows:














     4.   The ratio of Eldyne's Total Liabilities to Eldyne's
Tangible
Net
Worth for the fiscal quarters ending on __________________, is ____


to 1, calculated as follows:














     5. For the period of ___ months ending on ______________, the ratio of Eldyne's EBIT for such period to Eldyne's interest expense for such period is ____ to 1, calculated as follows:

     6.   Unidyne's Tangible Net Worth as of ____________ is
$________________,  calculated as follows:





     7. The excess of Unidyne's current assets over Unidyne's current liabilities as of ____________ is $______________, calculated as follows:














     8.   The ratio of Unidyne's Total Liabilities to Unidyne's
Tangible
Net Worth, for the fiscal quarter of Unidyne ended ____________, 19__,

is ____ to 1, calculated as follows:







    9. For the period of ___ months ending on ______________, the ratio of Unidyne's EBIDA for such period to Unidyne's interest expense for such period plus Pro-Rated Current Maturities as of the end of such period is ____ to 1, calculated as follows:



     10.  As of the date hereof, the aggregate Capital Expenditures for



Eldyne for Eldyne's fiscal year to date is $__________________,



calculated as follows:



   11. As of the date hereof, the aggregate Capital Expenditures for
Unidyne for Unidyne's fiscal year to date is $__________________,

calculated as follows:









     Capitalized terms used in this Covenant Compliance Certificate shall have the same meanings as those assigned to them in the Loan Agreement. The foregoing is true and correct as of _______________, 19___.
     Dated ______________, 19___.



                              ___________________________________
                              Name: _________________________
                              Title: __________________________
                              ELDYNE, INC., a California
                              corporation